UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

    ☒ Filed by the Registrant         ☐ Filed by a Party other than the Registrant

Check the appropriate box:
    ☐ Preliminary Proxy Statement
    ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☒ Definitive Additional Materials
    ☐ Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒ No fee required.
    ☐ Fee paid previously with preliminary materials.
    ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 29, 2023, CNX mailed, distributed via e-mail and posted on Positive Energy Hub (https://www.positiveenergyhub.com/letter-to-glass-lewis--co) the following letter:

March 29, 2023

Glass, Lewis & Co.
255 California Street, Suite 1100
San Francisco, CA 94111

Dear Sir/Madam,
We understand that Glass, Lewis & Co. (“Glass Lewis”) typically does not engage with public companies to discuss shareholder proposals between proxy filing and annual meeting. However, we believe that a discussion with Glass Lewis would be valuable not only for the shareholders of CNX Resources Corporation (“CNX”), but also for Glass Lewis to help it carry out the important responsibility of soundly advising shareholders on the merits of individual shareholder proposals during proxy season.

CNX received a shareholder proposal this year from Handlery Hotels, Inc. (“Handlery Hotels”) through an intermediary firm, Proxy Impact, requesting the CNX Board to investigate and issue a report regarding lobbying and policy influence activities that oppose the Paris Climate Agreement. You will see in our Statement of Opposition (“Opposition Statement”) included in our Proxy Statement that our Board recommends a vote “AGAINST” the proposal. For the following reasons, we urge Glass Lewis to recommend the same.
CNX’s disclosures already provide shareholders with ample information on CNX’s business, efforts to ensure environmental responsibility such as reductions in emissions from operations and third parties, and engagement in the public policy process. The company’s resources are better spent focusing on execution instead of conducting an exercise in duplicative and unnecessary reporting. We attempted to engage directly with Handlery Hotels, but they were unresponsive. So, we sent a letter providing our views on its proposal. You can access the letter online,1 and I attach a copy for your convenience.
As we clearly state in our Opposition Statement and in our letter to Handlery Hotels, this proposal will not add shareholder value, is immaterial to our business strategy, and would be a waste of owner resources. Nevertheless, we issued a report that addresses the proposal request and that shows there has been no lobbying by CNX, or the industry organizations we associate with, against the Paris Climate Agreement. The proposal request is satisfied and now moot. You can access the report online,2 and I attach a copy for your convenience.
Further, we have an ethical and professional duty to aggressively rebut questionable shareholder proposals that are a clear distortion and abuse of the shareholder proposal process. While this proposal may be presented by its proponents as a simple compliance request, it should be viewed in the larger context of the problematic, self-serving proxy proposal firm industry that looks to appropriate shareholder value and use it to enrich a business model predicated on spamming corporations with boilerplate, meritless shareholder proposals to garner attention and funding. That’s quite different than intending to advocate with a sincere desire to improve the business of a specific issuer. Proposals such as this reduce available resources and dilute attention from
1 https://www.sec.gov/Archives/edgar/data/1070412/000107041223000025/def143-27x2023.htm
2 https://www.sec.gov/Archives/edgar/data/1070412/000107041223000021/def143-24x2023.htm important, substantive, and relevant shareholder proposals on which issuers should be focused. The growing epidemic of these spam-like proxy proposals clogs governance and devalues shareholder engagement. That hinders Glass Lewis in providing sound recommendations and guidance.
We trust Glass Lewis is not a proponent of blindly supporting shareholder proposals without conducting specific research on the subject issuer and the particular matter. We were pleased to see the precedent where Glass Lewis recommended against a nearly identical spam-like climate lobbying shareholder proposal submitted to Honeywell in 2022. We would expect that Glass Lewis views this proposal similarly and also recommends a vote against.
We hope you agree that proper ESG behaviors focus on transparent environmental reporting and the tangible reduction of emissions. CNX has a track record of success on these topics, which we consistently disclose to shareholders in our Corporate Responsibility Report,3 our Proxy Statement, and other public communications. CNX has achieved over a 90% reduction in GHG emissions since 2011, and we invest millions of dollars of capital into methane emissions reduction technologies to achieve reductions in Scopes 1 & 2 CO2e. We support underserved communities in our region. Our hardworking employees earn family-sustaining wages, with our median employee annual compensation exceeding $170,000 (See 2023 Proxy Statement).
Glass Lewis serves an important role in advising shareholders on how to vote on governance matters. We ask that Glass Lewis fulfill that role by applying sound judgement on individual proposals that reflect the facts and circumstances of each case. Blanket support of shareholder proposals that destroy shareholder value, lack a basic understanding of the specific issuing company, and distract management and boards from meaningful shareholder engagement contradicts the warranted mission of Glass Lewis.
We request you recommend a vote “AGAINST” the Handlery Hotel proposal in your forthcoming report. We are available to engage in meaningful dialogue with Glass Lewis and are happy to talk at your convenience.
Respectfully,

Nick DeIuliis

3 https://www.cnx.com/responsibility/corporate-responsibility-reports

On March 29, 2023, CNX mailed, distributed via e-mail and posted on Positive Energy Hub (https://www.positiveenergyhub.com/letter-to-institutional-shareholder-services) the following letter:

March 29, 2023

Institutional Shareholder Services
702 King Farm Boulevard, Suite 400
Rockville, Maryland 20850

Dear Sir/Madam,
We understand that Institutional Shareholder Services (“ISS”) typically does not engage with public companies to discuss shareholder proposals between proxy filing and annual meeting. However, we believe that a discussion with ISS would be valuable not only for the shareholders of CNX Resources Corporation (“CNX”), but also for ISS to help it carry out the important responsibility of soundly advising shareholders on the merits of individual shareholder proposals during proxy season.
CNX received a shareholder proposal this year from Handlery Hotels, Inc. (“Handlery Hotels”) through an intermediary firm, Proxy Impact, requesting the CNX Board to investigate and issue a report regarding lobbying and policy influence activities that oppose the Paris Climate Agreement. You will see in our Statement of Opposition (“Opposition Statement”) included in our Proxy Statement that our Board recommends a vote “AGAINST” the proposal. For the following reasons, we urge ISS to recommend the same.
CNX’s disclosures already provide shareholders with ample information on CNX’s business, efforts to ensure environmental responsibility such as reductions in emissions from operations and third parties, and engagement in the public policy process. The company’s resources are better spent focusing on execution instead of conducting an exercise in duplicative and unnecessary reporting. We attempted to engage directly with Handlery Hotels, but they were unresponsive. So, we sent a letter providing our views on its proposal. You can access the letter online,4 and I attach a copy for your convenience.
As we clearly state in our Opposition Statement and in our letter to Handlery Hotels, this proposal will not add shareholder value, is immaterial to our business strategy, and would be a waste of owner resources. Nevertheless, we issued a report that addresses the proposal request and that shows there has been no lobbying by CNX, or the industry organizations we associate with, against the Paris Climate Agreement. The proposal request is satisfied and now moot. You can access the report online,5 and I attach a copy for your convenience.
Further, we have an ethical and professional duty to aggressively rebut questionable shareholder proposals that are a clear distortion and abuse of the shareholder proposal process. While this proposal may be presented by its proponents as a simple compliance request, it should be viewed in the larger context of the problematic, self-serving proxy proposal firm industry that looks to appropriate shareholder value and use it to enrich a business model predicated on spamming corporations with boilerplate, meritless shareholder proposals to garner attention and funding. That’s quite different than intending to advocate with a sincere desire to improve the business of a specific issuer. Proposals such as this reduce available resources and dilute attention from
4 https://www.sec.gov/Archives/edgar/data/1070412/000107041223000025/def143-27x2023.htm
5 https://www.sec.gov/Archives/edgar/data/1070412/000107041223000021/def143-24x2023.htm important, substantive, and relevant shareholder proposals on which issuers should be focused. The growing epidemic of these spam-like proxy proposals clogs governance and devalues shareholder engagement. That hinders ISS in providing sound recommendations and guidance.
We trust ISS is not a proponent of blindly supporting shareholder proposals without conducting specific research on the subject issuer and the particular matter. We hope you agree that proper ESG behaviors focus on transparent environmental reporting and the tangible reduction of emissions. CNX has a track record of success on these topics, which we consistently disclose to shareholders in our Corporate Responsibility Report,6 our Proxy Statement, and other public communications. CNX has achieved over a 90% reduction in GHG emissions since 2011, and we invest millions of dollars of capital into methane emissions reduction technologies to achieve reductions in Scopes 1 & 2 CO2e. We support underserved communities in our region. Our hardworking employees earn family-sustaining wages, with our median employee annual compensation exceeding $170,000 (See 2023 Proxy Statement).
ISS serves an important role in advising shareholders on how to vote on governance matters. We ask that ISS fulfill that role by applying sound judgement on individual proposals that reflect the facts and circumstances of each case. Blanket support of shareholder proposals that destroy shareholder value, lack a basic understanding of the specific issuing company, and distract management and boards from meaningful shareholder engagement contradicts the warranted mission of ISS.
We request you recommend a vote “AGAINST” the Handlery Hotel proposal in your forthcoming report. We are available to engage in meaningful dialogue with ISS and are happy to talk at your convenience.
Respectfully,

Nick DeIuliis
6 https://www.cnx.com/responsibility/corporate-responsibility-reports

On March 29, 2023, CNX’s CEO, Nick DeIuliis, posted the following message on Twitter:
(https://twitter.com/NickDeIuliis)

On March 29, 2023, CNX’s CEO, Nick DeIuliis, posted the following message on LinkedIn:
(https://www.linkedin.com/posts/nick-deiuliis_cnx-addresses-shareholder-proposal-activity-7046891305142018048-7N4c?utm_source=share&utm_medium=member_desktop)

Important Additional Information Regarding Proxy Solicitation

CNX Resources Corporation (the “Company” or “CNX”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). On March 23, 2023, the Company filed a definitive proxy statement and other related materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY
AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2023 ANNUAL MEETING.

Shareholders may obtain, free of charge, copies of the 2023 Proxy Statement and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.cnx.com) or by writing to the Company’s Secretary as follows:

CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive
Canonsburg, PA 15317

This statement may contain forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this statement speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions "Forward- Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.